Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 1 DATED MAY 6, 2022
TO THE PROSPECTUS DATED APRIL 18, 2022

This document supplements, and should be read in conjunction with, our prospectus dated April 18, 2022. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of April 2022.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of April 2022. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
April 1, 2022	$17.40	$17.50	$17.43	$17.53	$17.43	$17.38	$17.46
April 4, 2022	$17.38	$17.48	$17.42	$17.52	$17.42	$17.37	$17.44
April 5, 2022	$17.37	$17.47	$17.41	$17.51	$17.41	$17.35	$17.43
April 6, 2022	$17.39	$17.49	$17.43	$17.53	$17.43	$17.37	$17.45
April 7, 2022	$17.38	$17.48	$17.42	$17.52	$17.42	$17.36	$17.44
April 8, 2022	$17.38	$17.48	$17.42	$17.52	$17.42	$17.36	$17.44
April 11, 2022	$17.37	$17.47	$17.40	$17.50	$17.40	$17.35	$17.43
April 12, 2022	$17.37	$17.47	$17.41	$17.51	$17.41	$17.35	$17.43
April 13, 2022	$17.38	$17.48	$17.42	$17.52	$17.42	$17.36	$17.44
April 14, 2022	$17.38	$17.47	$17.41	$17.51	$17.41	$17.35	$17.43
April 18, 2022	$17.37	$17.47	$17.41	$17.51	$17.41	$17.38	$17.43
April 19, 2022	$17.40	$17.50	$17.44	$17.54	$17.44	$17.41	$17.46
April 20, 2022	$17.43	$17.53	$17.47	$17.57	$17.46	$17.43	$17.49
April 21, 2022	$17.42	$17.52	$17.45	$17.55	$17.45	$17.42	$17.48
April 22, 2022	$17.39	$17.49	$17.43	$17.53	$17.43	$17.40	$17.45
April 25, 2022	$17.52	$17.62	$17.55	$17.65	$17.55	$17.52	$17.58
April 26, 2022	$17.49	$17.60	$17.53	$17.63	$17.53	$17.50	$17.55
April 27, 2022	$17.48	$17.59	$17.52	$17.62	$17.52	$17.49	$17.54
April 28, 2022	$17.51	$17.61	$17.55	$17.65	$17.54	$17.51	$17.57
April 29, 2022	$17.44	$17.54	$17.47	$17.57	$17.47	$17.44	$17.49

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.